VBI Vaccines Receives Positive Response from Health Canada’s Initial Evaluation of the Proposed Sci-B-Vac Phase III Clinical Program

CAMBRIDGE, MA (February 22, 2017) – VBI Vaccines Inc. (Nasdaq: VBIV) (TSX: VBV) (“VBI”) announced today that the Biologics and Genetic Therapies Directorate (BGTD) of Health Canada expressed its general support and acceptance of the company’s development path for its Sci-B-Vac™ vaccine, a prophylactic vaccine against hepatitis B, in a pre-Clinical Trial Application (“CTA”) meeting. A complete CTA must be filed with and approved by BGTD, and all conditions of BGTD must be met, prior to the initiation of a clinical program in Canada.

Given the extensive manufacturing data, licensed clinical efficacy and safety experience of Sci-B-Vac™, BGTD agreed in principle with the overall development strategy of VBI. In addition, BGTD agreed that the proposed Phase III program would satisfy the regulatory requirements for marketing authorization in Canada, supporting the indication for active immunization against hepatitis B in adults. Sci-B-Vac™ fills a significant gap in an unmet medical need to protect against hepatitis B, especially in older individuals who may not be protected with currently licensed hepatitis B vaccines.

“We are delighted that Health Canada has expressed its support of the Sci-B-Vac™ Phase III program in Canada,” said Francisco Diaz-Mitoma, M.D., Ph.D., VBI’s Chief Medical Officer. “This feedback is encouraging and enables us to submit the formal CTA to Health Canada in the first half of 2017. It also further validates the positive feedback VBI received last month from the European Medicines Agency (“EMA”).”

VBI is seeking evaluation and approval from the U.S. Food and Drug Administration (“FDA”), the BGTD, and the EMA for the pivotal Sci-B-Vac™ global Phase III clinical studies. VBI plans to provide additional information about the clinical studies upon completion of discussions with these regulatory agencies.

About Sci-B-Vac™

Sci-B-Vac™ is a licensed third-generation hepatitis B vaccine that has demonstrated safety and efficacy in over 300,000 patients. Sci-B-Vac™ is currently approved for use in Israel and in 14 other countries. In contrast to second-generation hepatitis B vaccines, which contain only one surface antigen (the S antigen), Sci-B-Vac™ contains the S antigen and the pre-S1 and pre-S2 surface antigens. The composition of Sci-B-Vac™ may prove more immunogenic in subjects that currently do not respond optimally to second-generation vaccines.

To learn more about Sci-B-Vac™, visit: https://www.vbivaccines.com/sci-b-vac/

About VBI Vaccines Inc.

VBI Vaccines Inc. (“VBI”) is a commercial-stage biopharmaceutical company developing a next generation of vaccines to address unmet needs in infectious disease and immuno-oncology. VBI’s first marketed product is Sci-B-Vac™, a hepatitis B (“HBV”) vaccine that mimics all three viral surface antigens of the hepatitis B virus; Sci-B-Vac™ is approved for use in Israel and 14 other countries. VBI’s eVLP Platform technology allows for the development of enveloped (“e”) virus-like particle (“VLP”) vaccines that closely mimic the target virus to elicit a potent immune response. VBI is advancing a pipeline of eVLP vaccines, with lead programs in cytomegalovirus (“CMV”) and glioblastoma multiforme (“GBM”). VBI is also advancing its LPV™ Thermostability Platform, a proprietary formulation and process that allows vaccines and biologics to preserve stability, potency, and safety. VBI is headquartered in Cambridge, MA with research operations in Ottawa, Canada and research and manufacturing facilities in Rehovot, Israel.

VBI Vaccines Inc. | 222 Third Street, Suite 2241 | Cambridge, MA 02142 | 617-830-3031 | info@vbivaccines.com	1

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VBI Contact

Perri Maduri, Communications Executive

Phone: (617) 830-3031

Email: info@vbivaccines.com

VBI Investor Contact

Nell Beattie

Director, Corporate Development and Investor Relations

Email: IR@vbivaccines.com

Cautionary Statement on Forward-looking Information

Certain statements in this news release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 or forward-looking information under applicable Canadian securities legislation (collectively, “forward-looking statements”) that may not be based on historical fact, but instead relate to future events, including without limitation statements containing the words “may”, “plan”, “will”, and similar expressions. All statements other than statements of historical fact included in this release are forward-looking statements, including statements regarding: plans for Phase III clinical studies, the provision of additional information about clinical studies, and the potential effects of Sci-B-Vac™.

Such forward-looking statements are based on a number of assumptions, including assumptions regarding the successful development and/or commercialization of the company’s products, including the receipt of necessary regulatory approvals; general economic conditions; competitive conditions; and changes in applicable laws, rules and regulations.

Although management believes that the assumptions made and expectations represented by such statements are reasonable, there can be no assurance that a forward-looking statement contained herein will prove to be accurate. Actual results and developments may differ materially from those expressed or implied by the forward-looking statements contained herein and even if such actual results and developments are realized or substantially realized, there can be no assurance that they will have the expected consequences or effects. Factors which could cause actual results to differ materially from current expectations include: the failure to successfully develop or commercialize the company’s products; adverse changes in general economic conditions or applicable laws, rules and regulations; and other factors detailed from time to time in the company’s reports filed with the U.S Securities and Exchange Commission and the Canadian Securities Commissions.

Given these risks, uncertainties and factors, you are cautioned not to place undue reliance on such forward-looking statements and information, which are qualified in their entirety by this cautionary statement. All forward-looking statements and information made herein are based on the company’s current expectations, and the company undertakes no obligation to revise or update such forward-looking statements and information to reflect subsequent events or circumstances, except as required by law.

VBI Vaccines Inc. | 222 Third Street, Suite 2241 | Cambridge, MA 02142 | 617-830-3031 | info@vbivaccines.com	2